AMENDMENT NO. 3
TO
FARMER BROS. CO.
EMPLOYEE STOCKOWNERSHIP PLAN

WHEREAS, Farmer Bros. Co. (the "Company") has adopted the Farmer Bros. Co. Employee Stock Ownership Plan (the "Plan"), effective as of January 1, 2000; WHEREAS, the Company desires to amend the Plan to (i) address the voting of Company Stock, and (ii) provide for not more than three members of the Committee under the Plan, at least two of whom must be independent directors. WHEREAS, Section 12.01 of the Plan provides that the Board of Directors of the Company has the authority to amend the Plan.
NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of December 17, 2003, and subject to the approval of the Board of Directors of the Company.
1. Section 8.01(b) of the Plan is hereby deleted and replaced with the following:
(b)	With respect to Company Stock held in the Trust by the Trustee but not allocated to the Accounts of Members, and with respect to Company Stock otherwise allocated to Accounts of Members but for which no voting directions are timely received by the Trustee, the Trustee shall vote a percentage of such shares in favor of the proposed transaction that is equal to the percentage of allocated Common Stock in Members' Accounts for which voting directions are timely received from Members that are in favor of such transaction, the Trustee shall e vote a percentage of such shares against the proposed transaction equal to the percentage of allocated Common Stock in Members' Accounts for which voting directions are timely received from Members that are not in favor of such transaction, and the Trustee shall abstain from voting a percentage of shares for or against the proposed transaction equal to the percentage of allocated Common Stock in Members' Accounts for which abstention voting directions are timely received from the Members.
2. The first sentence of Section 9.01 of the Plan is hereby deleted and replaced with the following:
The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be placed in a Committee consisting of not more than three members of the Board of Directors, at least two of whom are 'independent directors" of the Company within the meaning of NASDAQ Proposed Rule 4350(c)(1) (or its successor), and all of whom shall be appointed and serve at the pleasure of the Board of Directors.
3. Except as set forth herein, the Plan shall continue in full force and effect.
The undersigned certifies:
1.	He is the duly elected Secretary of Farmer Bros. Co., a California corporation.

2.	The foregoing Amendment to the Farmer Bros. Co. Employee Stock Ownership
Plan was duly adopted by the Board of Directors of the Company on December 22, 2003.

Dated:  December 23, 2003

/s/ John M. Anglin
_______________________
John M. Anglin, Secretary